FIRST AMENDMENT TO THE
                         COMMUNITY FIRST BANKING COMPANY
                          EMPLOYEE STOCK OWNERSHIP PLAN

     THIS FIRST AMENDMENT is made on this 30th day of July, 1998, by Community First Banking Company, a corporation duly organized and existing under the laws of the State of Georgia (the "Primary Sponsor").

                              W I T N E S S E T H:

     WHEREAS, the Primary Sponsor maintains the Community First Banking Company Employee Stock Ownership Plan (the "Plan"), which was originally established by indenture effective as of June 17, 1997; and

     WHEREAS, the Board of Directors of the Primary Sponsor has approved amendments to the Plan to enhance its vesting provisions and to add other provisions to address developments in the law concerning both an increase in the mandatory cash-out limits, as permitted by the Taxpayer Relief Act of 1997, and a change to the allocation methodology involving any potential sale of pledged stock from the loan suspense account.

     NOW, THEREFORE, the Plan is hereby amended, effective January 1, 1998, except as otherwise provided herein, as follows:

1. By deleing existing Subsections (c), (d) and (f) from Section 4.3 in their entirety and by substituting therefor the following:

          "(c) Any shares of Company Stock which have been released from the Loan Suspense Account by reason of the payment of a cash dividend on Company Stock held in the Loan Suspense Account which is used to make a payment of an Acquisition Loan shall be allocated to ESOP Accounts in the manner set forth in Plan Section 4.1.

          (d) As of the date of any cash sale of shares of Company Stock from the Loan Suspense Account, the Plan shall first apply the proceeds to the payment of principal and interest on any Exempt Loan. As of the date of any sale of shares of Company Stock from the Loan Suspense Account in exchange for stock other than Company Stock (determined as of the date immediately prior to such exchange), the shares acquired may be sold with the cash proceeds first applied to the payment of principal and interest on any Acquisition Loan. To the extent either shares of Company Stock or shares of stock other than Company Stock are sold from the Loan Suspense Account, any proceeds in excess of the amount necessary to repay the Acquisition Loan shall be allocated to each Member's ESOP account in the proportion that the balance of the Member's ESOP Account as of the immediately preceding Valuation Date bears to the total value of all Members' ESOP Accounts as of the immediately preceding Valuation Date."

2. By deleting, effective for Plan distributions made on or after January 1, 1999, the dollar amount of "$3,500" each time the same appears in Subsections
(a) and (b) of Section 6.1 and by substituting therefor the dollar amount of "$5,000".

3. By deleting existing Section 6.2 in its entirety and by substituting therefor the following:

          "6.2 That portion of a Member's Account in which he is vested shall be that part of his ESOP Account computed according to the following vesting schedule taking into account any Vesting Service through the date of the Member's Termination of Employment:

              Full Years of                              Percentage
              Vesting Service                              Vested

              Less than 2                                      0%
                     2                                        25%
                     3                                        50%
                     4                                        75%
                5 or more                                    100%"

4. By deleting, effective for Plan distributions made on or after January 1, 1999, the dollar amount of "$3,500" each time the same appears in Subsections
(a) and (b) of Section 7.1 and by substituting therefor the dollar amount of "$5,000".

5. By deleting the last sentence of Section 10.1 and by substituting therefor the following:

     "For the last year in which a Member may make an election, this Section shall be applied by substituting '50%' for '25%' where the latter term appears in clause (a) of this Section 10.1."

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.
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     IN WITNESS WHEREOF,  the parties hereto have caused this First Amendment to be executed as of the day and year first above written.

                                        COMMUNITY FIRST BANKING COMPANY

                                        By: /s/ Gary D. Dorminey

                                        Title: President

ATTEST:

/s/ Lane Poston

Title: Secretary

         [CORPORATE SEAL]